Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
The following description summarizes important terms of our capital stock and 6.950% Fixed-Rate Junior Subordinated Notes Due 2064 (“Subordinated Notes”). This summary does not purport to be complete and is qualified in its entirety by (i) in the case of our capital stock, the provisions of our certificate of incorporation (our “certificate of incorporation”) and our bylaws (our “bylaws”), and (ii) in the case of our Subordinated Notes, the Subordinated Indenture, dated as of March 4, 2024 (the “Base Indenture”), among TPG Operating Group II, L.P. (the “TPG Operating Group” or the “Issuer”), the guarantors named therein (the “Initial Guarantors”) and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), and the First Supplemental Indenture, dated as of March 4, 2024 (the “First Supplemental Indenture,” and, together with the Base Indenture, the “Indenture”), among TPG Operating Group, the Initial Guarantors and the Trustee, all of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K to which this description is also an exhibit. As used in this description, “we,” “us,” “our,” the “Company,” and “TPG” mean TPG Inc.
COMMON STOCK
Our authorized capital stock consists of 2,240,000,000 shares of Class A common stock, par value $0.001 per share (“Class A Common Stock”), 100,000,000 shares of nonvoting Class A common stock, par value $0.001 per share (“nonvoting Class A Common Stock”), 750,000,000 shares of Class B common stock, par value $0.001 per share (“Class B Common Stock” and together with Class A Common Stock and nonvoting Class A Common Stock, “Common Stock”), and 25,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”).
Class A Common Stock
Voting. Subject to any proportionate adjustment of voting power of the Class A Common Stock related to the Class A Free Float (as defined below), generally holders of our Class A Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and do not have the ability to cumulate votes for the election of directors. Holders of our Class A Common Stock and Class B Common Stock will vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law. The “Class A Free Float” includes shares of Class A Common Stock issued and outstanding as adjusted to include only those shares that the Company determines are free float, consistent with the index policy, methodology, or guidance, whether written or oral, of the FTSE Russell and any related or successor entities.
Dividends. Holders of shares of our Class A Common Stock are entitled to receive dividends when and if declared by our Executive Committee or our board of directors, out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding Preferred Stock.
Dissolution and Liquidation. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of Preferred Stock having liquidation preferences, if any, the holders of our Class A Common Stock and nonvoting Class A Common Stock will be entitled to receive pro rata our remaining assets available for distribution, subject to the limited rights of our Class B Common Stock as described below.
No Preemptive Rights. Holders of our Class A Common Stock do not have preemptive, subscription, redemption or conversion rights.
Issuance of Additional Class A Common Stock. We may issue additional shares of Class A Common Stock from time to time, subject to applicable provisions of our certificate of incorporation, bylaws and Delaware law. We are obligated to issue shares of Class A Common Stock or nonvoting Class A Common Stock (subject to the transfer and exchange restrictions set forth in the TPG Operating Group Limited Partnership Agreement and the Investor Rights Agreement) to holders who, upon our applicable affiliate’s election, exchange their interests (such interest, a “Common Unit”) in TPG Operating Group for shares of our Class A Common Stock on a one-for-one basis (unless we do not elect, in which case, such exchange will be satisfied for cash from a substantially concurrent primary equity offering). Additionally, in the event of a redemption request by a holder of the Common Units, we (or our subsidiary) may, at our election, effect a direct exchange of cash from a substantially concurrent primary equity offering (based on the closing price per share of the Class A Common Stock on the day before the pricing of such primary equity offering (taking into account customary brokerage commissions or underwriting discounts actually incurred)), Class A Common Stock or nonvoting Class A Common Stock for Common Units in lieu of such a redemption. When a Common Unit is exchanged for a share of our Class A Common Stock, a corresponding share of our Class B Common Stock will be automatically cancelled for no additional consideration.
Nonvoting Class A Common Stock
Voting. Holders of shares of nonvoting Class A Common Stock have no voting rights in respect of such shares other than those voting rights required by law. Nonvoting Class A Common Stock has the same rights and privileges as, and ranks equally and share ratably with, and is identical in all respects to the Class A Common Stock, except with respect to voting.
Dividends. Holders of our nonvoting Class A Common Stock are entitled to receive dividends when and if declared by our Executive Committee or our board of directors, out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding Preferred Stock.
Dissolution and Liquidation. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of Preferred Stock having liquidation preferences, if any, the holders of our Class A Common Stock and nonvoting Class A Common Stock will be entitled to receive pro rata our remaining assets available for distribution, subject to the limited rights of the Class B Common Stock as described below.
No Preemptive Rights. Holders of our nonvoting Class A Common Stock do not have preemptive, subscription, redemption or conversion rights.
Issuance of Additional Nonvoting Class A Common Stock. We may issue additional shares of nonvoting Class A Common Stock from time to time, subject to applicable provisions of our certificate of incorporation, bylaws and Delaware law.
Conversion. The nonvoting Class A Common Stock will not be convertible to Class A Common Stock until such time as they are transferred to a third party as and when permitted by the Investor Rights Agreement.
Class B Common Stock
Voting. Holders of our Class B Common Stock are generally entitled to ten votes for each share held of record on all matters submitted to a vote of stockholders prior to the Sunset; provided that, prior to the Sunset, in the event that the voting power of the Class A Free Float does not equal at least 5.1% of the aggregate voting power of all outstanding Class A Common Stock and Class B Common Stock voting together as of any record date for a vote of stockholders, the voting power of the Class B Common Stock will be reduced proportionately until the voting power of the Class A Free Float is at least 5.1% of the total number of votes entitled to be cast by the holders of all shares of capital stock entitled to vote.
Holders of our voting Class A Common Stock and Class B Common Stock will vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law.
Dividends. Holders of the Class B Common Stock are not entitled to dividends in respect of their shares of Class B Common Stock.
Dissolution and Liquidation. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of Preferred Stock having liquidation preferences, if any, the holders of our Class B Common Stock shall be entitled to $0.001 per share. In connection with an exchange of a Common Unit for Class A Common Stock, the corresponding share of our Class B Common Stock will be automatically cancelled for no additional consideration.
No Preemptive Rights. Holders of our Class B Common Stock do not have preemptive, subscription or conversion rights. The Class B Common Stock is subject to redemption upon an exchange of a Common Unit for a share of Class A Common Stock.
Issuance of Additional Class B Common Stock. Pursuant to our certificate of incorporation, we will issue a number of shares of Class B common stock equal to the aggregate number of Common Units issued by the TPG Operating Group to such holder of Common Units, for no additional consideration.
If any outstanding share of Class B Common Stock shall cease to be held by a holder of a Common Unit, such share shall automatically be transferred to us, shall no longer be outstanding, and all rights with respect to such share shall automatically cease and terminate.
Additional shares of Class B Common Stock may also be issued in connection with a stock split, stock dividend, reclassification or similar transaction.
Coordination with the TPG Operating Group
At any time we issue a share of Class A Common Stock for cash, (i) the net proceeds received by us will be promptly transferred to the TPG Operating Group, and the TPG Operating Group will issue to us a Common Unit, or (ii) we will acquire a Common Unit from an existing holder. If at any time we issue a share of Class A Common Stock pursuant to our equity plan or otherwise, we will contribute to the TPG Operating Group all of the proceeds that we receive (if any) and the TPG Operating Group will issue to us an equal number of its Common Units, having the same restrictions, if any, as are attached to the shares of Class A Common Stock issued under the plan. If at any time we issue a share of our Class A Common Stock upon an exchange of a Common Unit, we will retain such Common Unit. In the event that we issue other classes or series of our equity securities, the TPG Operating Group will issue to us an equal amount of equity securities of the TPG Operating Group with designations, preferences and other rights and terms that are substantially the same as our newly issued equity securities. Conversely, if we retire any shares of Class A Common Stock (or our equity securities of other classes or series) for cash, the TPG Operating Group will, immediately prior to such retirement, redeem an equal number of Common Units (or its equity securities of the corresponding classes or series) held by us, upon the same terms and for the same price, as the shares of our Class A Common Stock (or our equity securities of such other classes or series) are retired. In addition, Common Units, as well as our Common Stock, will be subject to equivalent stock splits, dividends, reclassifications and other subdivisions. Lastly, holders of Common Units will be subject to certain restrictions on transfer as set forth in the Investor Rights Agreement and the TPG Operating Group Limited Partnership Agreement.
Preferred Stock
Our board of directors has the authority to issue Preferred Stock in one or more classes or series and to fix the rights, preferences, privileges and related restrictions, including dividend rights, dividend rates, conversion rights, voting rights, the right to elect directors, terms of redemption, any sinking fund for the redemption, redemption prices, liquidation preferences and the number of shares constituting any class or series, or the designation of the class or series, without the approval of our stockholders, subject to the consent of our Founders.
The authority of our board of directors to issue Preferred Stock without approval of our stockholders may have the effect of delaying, deferring or preventing a change in control of our company and may adversely affect the voting and other rights of the holders of our Common Stock. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of our Common Stock, including the loss of voting control to others.

Authorized but Unissued Capital Stock
Delaware law does not require stockholder approval for any issuance of authorized shares. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.
One of the effects of the existence of unissued and unreserved Common Stock or Preferred Stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of Common Stock at prices higher than prevailing market prices.
Anti-Takeover Effects of Provisions of Delaware Law and our Certificate of Incorporation and Bylaws
Certain provisions of our certificate of incorporation and bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are primarily designed to reduce our vulnerability to an unsolicited acquisition proposal or proxy fight. Such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our Class A Common Stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management or delaying or preventing a transaction that might benefit certain of our stockholders.
These provisions include:
Super Voting Stock. The Class A Common Stock and Class B Common Stock will vote together on all matters on which stockholders are entitled to vote, except as set forth in our certificate of incorporation or required by applicable law. However, prior to the Sunset, the Class B Common Stock are entitled to ten votes per share and the Class A Common Stock generally are entitled to one vote per share. Consequently, the holders of our Class B Common Stock will generally control matters brought to stockholders for a vote, including the election of directors.
Board Structure. Our certificate of incorporation and bylaws provide for one class of directors each of whom will serve for one-year terms with annual elections, subject to the terms specified in the GP LLC LLCA. Upon the expiration of the initial term of office for each class of directors, each director in such class shall be elected for a term of one year and shall serve until a successor is duly elected and qualified or until his or her earlier death, resignation or removal, subject to the terms of the GP LLC LLCA, which provides that (i) each of our Founders and Mr. Winkelried will be re-elected by the Control Group at each annual meeting of stockholders until the Sunset, (ii) each of our management directors will be elected by the Control Group for at least two consecutive terms and (iii) each of our independent directors will be re-elected by the Control Group at each annual meeting of stockholders (unless removed by a majority of the Control Group for cause) until the expansion of the Control Group to five members, at which point the independent directors will be eligible for re-election by a majority of the members of the Control Group until the Sunset. Prior to the Sunset, vacancies occurring on the board of directors, whether due to death, resignation, removal, retirement, disqualification or for any other reason, and newly created directorships resulting from an increase in the authorized number of directors, if any, shall be filled by the Control Group. Prior to the Sunset, the Control Group has the sole ability to elect the members of our board of directors.
Action by Written Consent; Special Meetings of Stockholders. Our certificate of incorporation provides that prior to the Sunset, stockholders may act by written consent instead of a meeting for any action required or permitted to be taken by the stockholders at a duly called annual or special meeting of stockholders, subject to the rights of any holders of Preferred Stock. In addition, our certificate of incorporation and bylaws provide that special meetings of stockholders may be called at any time, but only by the board of directors or any of the non-executive chairman, executive chairman or CEO.
Election and Removal of Directors. The Delaware General Corporation Law (the “DGCL”) provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our certificate of incorporation does not expressly provide for cumulative voting.

Subject to any preferred designation, and to the limitations and requirements set forth in the GP LLC LLCA, our directors may be removed with or without cause, but only upon the affirmative vote of holders of at least a majority of the voting power of the outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class. In addition, any certificate of designation pursuant to which a particular series of Preferred Stock is issued may provide holders of that series of Preferred Stock with the right to elect additional directors. Pursuant to the GP LLC LLCA, the management directors cannot be removed without cause prior to the end of two consecutive one-year terms.
Authorized but Unissued Shares. The authorized but unissued shares of Common Stock and Preferred Stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing rules of NASDAQ. The existence of authorized but unissued and unreserved Common Stock and Preferred Stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise. See “—Preferred Stock” and “—Authorized but Unissued Capital Stock” above.
Business Combinations with Interested Stockholders. In general, Section 203 of the DGCL, an anti-takeover law, prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s voting stock, which person or group is considered an interested stockholder under the DGCL, for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner.
We elected in our certificate of incorporation that we are not subject to Section 203. However, our certificate of incorporation contains provisions that have the same effect as Section 203, except that they provide that GP LLC, affiliates of GP LLC, and their respective direct and indirect permitted transferees (other than TPG or any of our direct and indirect subsidiaries) are not be deemed to be “interested stockholders,” regardless of the percentage of our voting stock owned by them, and accordingly are not subject to such restrictions.
Corporate Opportunities. Our certificate of incorporation provides that we have waived certain corporate opportunities as identified in the GP LLC LLCA, such that GP LLC and the other persons specified therein shall not be liable to TPG, our affiliates or our stockholders for breach of any fiduciary duty as a stockholder or director of TPG from pursuit of such opportunities.
Advance Notice Provisions. Our bylaws require stockholders seeking to nominate persons for election as directors at an annual or special meeting of stockholders, or to bring other business before an annual or special meeting (other than a proposal submitted under Rule 14a-8 under the Exchange Act, which must be submitted in accordance with such rule), to provide timely notice in writing. A stockholder’s notice to our corporate secretary must be in proper written form and must set forth certain information, as required under our bylaws, related to the stockholder giving the notice, the beneficial owner (if any) on whose behalf the nomination is made as well as their control persons and information about the proposal or nominee for election to the board of directors.
Exclusive forum. Our certificate of incorporation provides that, unless we consent in writing to an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for any (i) derivative action or proceeding brought on our behalf, (ii) action asserting a claim of breach of a fiduciary duty or other wrongdoing by any current or former director, officer, employee, agent or stockholder to us or our stockholders, (iii) action asserting a claim arising pursuant to any provision of the DGCL, our certificate of incorporation or our bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware. Our certificate of incorporation also provides that the foregoing exclusive forum provision does not apply to actions brought to enforce any liability or duty created by the Securities Act or the Exchange Act, or any other claim or cause of action for which the federal courts have exclusive jurisdiction.
Additionally, our certificate of incorporation also provides that the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any action asserting a claim arising under the Securities Act, or the rules and regulations promulgated thereunder. However, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits asserting a claim arising under the Securities Act or the rules and regulations promulgated thereunder; accordingly, we cannot be certain that a court would enforce such provision. Pursuant to the Exchange Act, claims arising thereunder must be brought in federal district courts of the United States of America.

To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in any shares of our capital stock shall be deemed to have notice of and consented to the forum provision in our certificate of incorporation. In any case, stockholders will not be deemed to have waived (and cannot waive) compliance with the federal securities laws and the rules and regulations promulgated thereunder. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. Our certificate of incorporation also provides that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and consented to this choice of forum provision. These exclusive forum provisions may have the effect of discouraging lawsuits against our directors and officers.
In addition, certain provisions of the Investor Rights Agreement could have the effect of deterring or facilitating a control transaction.
Limitations on Liability and Indemnification of Officers and Directors
Our bylaws provide indemnification for our directors and officers to the fullest extent permitted by Delaware law, subject to certain exceptions contained in our bylaws. We have entered into indemnification agreements with each of our directors and officers (as defined under Rule 16a-1(f) under the Exchange Act) that may, in some cases, be broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, our certificate of incorporation and bylaws include provisions that eliminate the personal liability of our directors or officers (each as defined under Section 102(b)(7) of the DGCL) for monetary damages resulting from breaches of certain fiduciary duties as a director or officer, respectively, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director or officer for breach of fiduciary duties as a director or officer, respectively.
These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.
Transfer Agent and Registrar
The transfer agent and registrar for our Class A Common Stock is Equiniti Trust Company, LLC.
Listing
Our Class A Common Stock is listed on the NASDAQ Stock Market (NASDAQ Global Select Market) under the symbol “TPG”.
SUBORDINATED NOTES

On March 4, 2024, TPG Operating Group (together with the Guarantors (as defined below), the “Credit Parties”) issued $400,000,000 aggregate principal amount of its Subordinated Notes. The Subordinated Notes have been registered under the Securities Act by an automatic shelf registration statement on Form S-3 (File No. 333-277384). The Subordinated Notes are issued in book-entry form in denominations of $25 and multiples of $25 in excess thereof. As of February 14, 2025, $400,000,000 aggregate principal amount of the Subordinated Notes was outstanding.
Maturity
The Subordinated Notes will mature on March 15, 2064, unless the Issuer redeems or repurchases the Subordinated Notes prior to such date, including as described below under “—Optional Redemption of the Subordinated Notes” and “—Tax Redemption.”

Principal and Interest
Subject to applicable law and subject to any optional deferral period, as described below, interest on the Subordinated Notes accrue at an annual rate equal to 6.950%, and are payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, commencing June 15, 2024 (each, an “interest payment date”), to the record holders at the close of business on the immediately preceding March 1, June 1, September 1 and December 1, as applicable (whether or not a business day), subject to certain exceptions.
Interest payments will include accrued interest from, and including, March 4, 2024, or, if interest has already been paid, from the last date in respect of which interest has been paid or duly provided for to, but excluding, the next succeeding interest payment date, the maturity date or any earlier redemption or repurchase date, as the case may be. The amount of interest payable for any interest payment period will be computed on the basis of a 360-day year comprised of twelve 30-day months.
Amounts due on the stated maturity date or any earlier redemption or repurchase date of the Subordinated Notes will be payable at the corporate trust office of the Trustee, initially at 100 Wall Street, Suite 600, New York, NY 10005. The Issuer will make payments of principal, premium, if any, redemption or repurchase price and interest in respect of the Subordinated Notes in book-entry form to The Depository Trust Company (“DTC”) in immediately available funds, while disbursement of such payments to owners of beneficial interests in such Subordinated Notes in book-entry form will be made in accordance with the procedures of DTC and its participants in effect from time to time. If any of the Subordinated Notes are no longer represented by a global security, payment of interest on the Subordinated Notes may, at our option, be made by check mailed directly to holders at their registered addresses.
The Trustee will initially act as paying agent for payments with respect to the Subordinated Notes. The Issuer may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that the Issuer will be required to maintain a paying agent in each place of payment for the Subordinated Notes. All moneys paid by the Issuer to a paying agent for the payment of principal, interest, premium, if any, or the redemption or repurchase price on Subordinated Notes which remain unclaimed at the end of two years after such principal, interest, premium, if any, or redemption or repurchase price has become due and payable will be repaid to the Issuer upon request, and the holder of such Subordinated Notes thereafter may, as an unsecured general creditor, look only to the Issuer for payment thereof, and any liability of the Trustee or such paying agent with respect to such trust money, and any liability of the Company as trustee thereof, shall cease.
Neither the Issuer nor the Trustee will impose any service charge for any transfer or exchange of a Subordinated Note. However, the Issuer may require you to pay any taxes or other governmental charges in connection with a transfer or exchange of Subordinated Notes.
The Issuer is not required to transfer or exchange any Subordinated Notes selected for redemption or repurchase for a period of 15 days before delivery of a notice of redemption or repurchase of the Subordinated Notes to be redeemed or repurchased, as the case may be.
Interest not paid on any interest payment date will accrue and compound quarterly at a rate equal to the rate of interest on the Subordinated Notes until paid. References to “interest” include interest accruing on the Subordinated Notes, interest on deferred interest payments and other unpaid amounts and compounded interest, as applicable and in each case to the extent permitted by applicable law.
If any interest payment date, stated maturity date or earlier redemption or repurchase date falls on a day that is not a business day in The City of New York, the Issuer will make the required payment of principal, premium, if any, redemption or repurchase price and/or interest on the next business day as if it were made on the date payment was due, and no interest will accrue on the amount so payable for the period from and after that interest payment date, stated maturity date or earlier redemption or repurchase date, as the case may be, to the next business day.
As used in the Indenture, the term “business day” means any day, other than a Saturday or Sunday, that is not a day on which banking institutions or trust companies are authorized or obligated by law, regulation or executive order to close in the place where the principal of and premium, if any, and interest on, or any redemption or repurchase price of, the Subordinated Notes are payable.

Option to Defer Interest Payments
So long as no Event of Default (as defined below) with respect to the Subordinated Notes has occurred and is continuing, the Issuer may, on one or more occasions, defer interest payments on the Subordinated Notes for one or more optional deferral periods of up to five consecutive years without giving rise to an Event of Default with respect to the Subordinated Notes. A deferral of interest payments cannot extend, however, beyond the maturity date or the earlier acceleration or redemption of the Subordinated Notes. During an optional deferral period, interest will continue to accrue on the Subordinated Notes, and deferred interest payments will accrue additional interest at a rate equal to the rate of interest on the Subordinated Notes, compounded quarterly as of each interest payment date to the extent permitted by applicable law. During an optional deferral period, the Issuer will be prohibited from paying current interest on the Subordinated Notes until all accrued and unpaid deferred interest plus any accrued interest thereon has been paid. No interest otherwise due during an optional deferral period will be due and payable on the Subordinated Notes until the end of such optional deferral period except upon an acceleration or redemption of the Subordinated Notes during such deferral period.
At the end of five consecutive years following the commencement of an optional deferral period, the Issuer must pay all accrued and unpaid deferred interest, including compounded interest if it has not been paid before that time. If, at the end of any optional deferral period, the Issuer has paid all deferred interest due on the Subordinated Notes, including compounded interest, the Issuer can again defer interest payments on the Subordinated Notes as described above.
The Issuer will provide to the Trustee and the holders of Subordinated Notes written notice of any deferral of interest or continuation of deferral of interest at least two and not more than 60 business days prior to the applicable interest payment date. The Issuer has no present intention of exercising its right to defer payments of interest.
Payment Restrictions During a Deferral Period
After the commencement of an optional deferral period, until all accrued and unpaid interest on the Subordinated Notes has been paid, the Issuer and the Guarantors will not:
•declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Issuer’s or the Guarantors’ equity interests (which includes common and preferred stock);
•make any payment of principal, interest or premium on or repay, repurchase or redeem any Parity Indebtedness (as defined below) or Junior Indebtedness (as defined below); or
•make any guarantee payments with respect to any guarantee by the Issuer or any Guarantor of any securities of any of their respective subsidiaries if such guarantee ranks pari passu with or junior in right of payment to the Subordinated Notes.
None of the foregoing, however, shall restrict:
•distributions or other payments to the Company or any direct or indirect subsidiary of the Company;
•distributions of cash in respect of tax liabilities pursuant to the operating agreements of the Issuer and the Guarantors existing on the issue date of the Subordinated Notes;
•dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, the Issuer’s or the Guarantors’ equity interests where the dividend equity interests or equity interests issuable upon exercise of such options, warrants or other rights are the same equity interests as those in respect of which the dividend or distribution is being paid or rank equally with or junior to such equity interests;

•any declaration of a dividend in connection with the implementation of a stockholder’s rights plan, or the issuance of equity interests under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto;
•as a result of a reclassification of any series or class of the Issuer’s or the Guarantors’ equity interests or the exchange or conversion of one class or series of the Issuer’s or the Guarantors’ equity interests for or into another class or series of the Issuer’s or the Guarantors’ equity interests;
•the purchase of fractional interests in shares of the Issuer’s or the Guarantors’ equity interests pursuant to an acquisition or the conversion or exchange provisions of such equity interests or the security being converted or exchanged;
•purchases or acquisitions, including the net settlement, of shares of the Issuer’s or the Guarantors’ equity interests in connection with any employment contract, benefit plan, equity incentive plan or other similar arrangement with or for the benefit of directors, officers, agents, consultants or employees or satisfaction of the Issuer’s and the Guarantors’ obligations under any dividend reinvestment plan or director, officer, agent, consultant or employee stock purchase plans;
•any exchange, redemption or conversion of any class or series of the Issuer’s or the Guarantors’ equity interests, or the equity interests of one of their respective subsidiaries, for any other class or series of the Issuer’s or the Guarantors’ equity interests, or of any class or series of their respective Indebtedness (as defined below) for any class or series of equity interests;
•any exchange, redemption, repayment, repurchase or conversion of any of the Issuer’s or any Guarantor’s Parity Indebtedness or Junior Indebtedness for any of the Issuer’s or any Guarantor’s Parity Indebtedness or Junior Indebtedness, including any such indebtedness convertible into equity interests;
•purchases, redemptions or acquisitions of, or payments in respect of, shares of the Issuer’s or the Guarantors’ equity interests in connection with satisfaction of the Issuer’s or the Guarantors’ obligations under any contract or security entered into before and not entered into in anticipation of the commencement of the optional deferral period in compliance with the terms of the Indenture;
•(i) payment of current or deferred interest on the Issuer’s or any Guarantor’s Parity Indebtedness or Junior Indebtedness made on a ratable basis with the amounts due in respect of such Parity Indebtedness or Junior Indebtedness and the Subordinated Notes and (ii) payment of principal, premium or current or deferred interest on the Issuer’s or any Guarantor’s Parity Indebtedness or Junior Indebtedness that, if not made, would cause a breach of the terms of the instrument governing such Parity Indebtedness or Junior Indebtedness;
•the payment of any dividend or distribution on the Issuer’s or the Guarantors’ equity interests within 30 days after the date of declaration of such dividend or distribution, if the dividend or distribution would have been permitted under the Indenture on the date of declaration; and
•the redemption of securities ranking on a parity with the Subordinated Notes or securities ranking junior to the Subordinated Notes, within 60 days after the date on which notice of redemption was given, if at the time the notice was given, such redemption would have been permitted under the Indenture.
Notwithstanding the foregoing, the terms of the Subordinated Notes will not restrict in any manner the ability of any of our subsidiaries to pay dividends or make any distributions to us or to any of our other subsidiaries or to make payments in respect of intercompany Indebtedness among the Company and/or one or more of its subsidiaries.

Note Guarantees
The obligations of the Issuer pursuant to the Subordinated Notes and the Indenture, including any redemption obligation resulting from a Tax Redemption Event (as defined below), a Rating Agency Event (as defined below) or other exercise of our redemption rights, will be fully and unconditionally guaranteed (the “Note Guarantees”), jointly and severally, on a junior subordinated basis, by each of the Initial Guarantors and any Additional Guarantors (the Additional Guarantors, if any, together with the Initial Guarantors, the “Guarantors”).
Any New TPG Entity (as defined below), other than a Non-Guarantor Entity (as defined below), must provide a Note Guarantee, whereupon such New TPG Entity shall be an “Additional Guarantor.” None of the subsidiaries of the Company, other than TPG Operating Group I, L.P. (“TOG I”), TPG Operating Group III, L.P. (“TOG III”), TPG Holdings II Sub, L.P. (“H2Sub”), and any Additional Guarantor, will guarantee or have any obligation in respect of the Subordinated Notes. The Issuer, the Company, TOG I and TOG III are holding partnerships or holding companies with no operations or assets other than the equity of their respective subsidiaries and, as a result, depend upon funds from their respective subsidiaries to meet their obligations in respect of the Subordinated Notes or the Note Guarantees, as applicable.
Each Note Guarantee will be a general unsecured obligation of the relevant Guarantor and will be limited to the maximum amount that would not render the Guarantor’s obligations subject to avoidance under applicable fraudulent conveyance provisions of the United States Bankruptcy Code or any comparable provision of state law. By virtue of this limitation, a Guarantor’s obligation under its Note Guarantee could be significantly less than amounts payable with respect to the Subordinated Notes, or a Guarantor may have effectively no obligation under its Note Guarantee.
The Note Guarantee of a Guarantor will terminate:
•if such Guarantor is not the Company and is sold or disposed of (whether by merger, consolidation or the sale of all or substantially all of its assets) to an entity that is not required to become a Guarantor, if such sale or disposition is otherwise in compliance with the Indenture, including the covenant described in “—Consolidation, Merger, Sale of Assets and Other Transactions;”
•if such Guarantor is designated as a Non-Guarantor Entity in accordance with the Indenture;
•if the Issuer effects a defeasance or discharge of the Subordinated Notes, as provided in “—Defeasance and Discharge;” or
•upon full and final payment of the Subordinated Notes.
“New TPG Entity” means any direct or indirect subsidiary of the Company other than (i) a then-existing Guarantor or (ii) any Person (as defined below) in which the Company directly or indirectly owns its interest through one or more then-existing Guarantors (other than the Company).
“Non-Guarantor Entity” means any Person designated by the Issuer as such in accordance with the Indenture. The Indenture will provide that the Issuer may designate any Person as a Non-Guarantor Entity if (i) such Person is directly or indirectly wholly owned by one or more Credit Parties (other than the Company), (ii) such Person, together with all then-existing Non-Guarantor Entities designated pursuant to this clause (ii) on a combined and consolidated basis and taken as a whole, would not constitute a “significant subsidiary” (as such term is defined in Rule 1-02(w) of Regulation S-X under the Securities Act or any successor provision) of the Company (the foregoing, the “Non-Guarantor Limitation”), (iii) such Person is a “controlled foreign corporation (a “CFC”) within the meaning of Section 957 of the Internal Revenue Code of 1986, as amended (the “Code”), (iv) such Person is a subsidiary of a CFC or (v) such Person has no material assets other than capital stock and/or indebtedness of one or more CFCs. The Issuer may, from time to time, remove the designation of any Person as a Non-Guarantor Entity, and must remove the designation as to one or more Non-Guarantor Entities designated pursuant to clause (ii) of the immediately preceding sentence to the extent that, as of the end of any fiscal quarter, such Non-Guarantor Entities exceed the Non-Guarantor Limitation. Any such designation or removal by the Issuer shall be evidenced to the Trustee by promptly filing with the Trustee a copy of one or more resolutions certified by the Secretary or an

Assistant Secretary of the Issuer to have been duly adopted by the Issuer’s member or members or board of directors giving effect to such designation or removal, and in the case of a designation, a certificate of a financial or other executive officer of the Issuer certifying that such designation complied with the foregoing provisions.
“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, including a government or political subdivision or an agency or instrumentality thereof.
Subordination
The payment of the principal of, premium, if any, and interest on the Subordinated Notes and the payment of any Note Guarantee will:
•be subordinate and rank junior in right of payment to all existing and future Senior Indebtedness, including indebtedness under the Credit Agreements (as defined below);
•rank equally in right of payment with all existing and future Parity Indebtedness;
•be effectively subordinated to all existing and future secured Indebtedness of the Issuer or the relevant Guarantor, to the extent of the value of the assets securing such Indebtedness; and
•be effectively subordinated in right of payment to all existing and future Indebtedness, liabilities and other obligations (including policyholder liabilities and other payables) of each subsidiary of the Issuer or the relevant Guarantor that is not itself the Issuer or a Guarantor.
TOG I, TOG III and H2Sub are also borrowers or guarantors under the (i) Credit Agreement, dated as of January 1, 2012, as amended by an amendment dated as of April 23, 2013, as further amended by that certain Amendment Agreement dated as of August 10, 2016, as further amended by that certain Second Amendment Agreement dated as of May 9, 2018, as further amended by that certain Third Amendment Agreement dated as of November 12, 2020, as further amended by that certain Fourth Amendment Agreement dated as of November 19, 2021, as further amended by that certain Fifth Amendment Agreement dated as of July 15, 2022, as further amended by that certain Sixth Amendment Agreement dated as of September 26, 2023 and (ii) Credit Agreement, dated as of December 2, 2021, as amended by an amendment dated as of July 15, 2022, and as further amended by that certain Second Amended and Restated Credit Agreement dated as of September 26, 2023 (collectively, and as each may be amended, restated, amended and restated, refinanced, replaced or otherwise modified from time to time, the “Credit Agreements”).
The Indenture does not contain any limitations on the amount of additional Indebtedness that the Issuer or any of the Guarantors or their respective subsidiaries may incur, including Senior Indebtedness.
Upon any payment or distribution of assets to creditors upon any receivership, liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, or similar proceedings, the holders of Senior Indebtedness will be entitled to receive payment in full in cash or other satisfactory consideration of all amounts due or to become due, including interest accruing after the filing of a bankruptcy or insolvency proceeding on or in respect of such Senior Indebtedness, before the holders of the Subordinated Notes will be entitled to receive or retain any payment in respect thereof.
In the event of the acceleration of the maturity of the Subordinated Notes, the holders of all Senior Indebtedness outstanding at the time of such acceleration will be entitled to receive payment in full in cash or other satisfactory consideration of all such Senior Indebtedness before the holders of the Subordinated Notes will be entitled to receive or retain any payment in respect of the Subordinated Notes.
In the event and during the continuation of any default in any payment with respect to any Senior Indebtedness, or in the event that the maturity of any Senior Indebtedness has been or would be permitted upon notice or the passage of time to be accelerated because of another default with respect to such Senior Indebtedness, then, unless and until such default shall have been cured or waived or shall have ceased to exist and any such acceleration shall have been rescinded or annulled, no payments on account of principal or premium, if any, or interest in respect of the

Subordinated Notes may be made, in each case unless and until all amounts due or to become due on such Senior Indebtedness are paid in full in cash or other satisfactory consideration.
As of February 14, 2025, the Issuer and the Initial Guarantors had $780 million of outstanding Senior Indebtedness, no outstanding Parity Indebtedness and no outstanding Junior Indebtedness.
“Indebtedness” shall mean (i) any obligation of, or any obligation guaranteed by, the Issuer or any Guarantor for which such Person is responsible or liable as obligor or otherwise, including principal, premium and interest (whether accruing before or after filing of any petition in bankruptcy or any similar proceedings by or against the Credit Parties and whether or not allowed as a claim in bankruptcy or similar proceedings), in respect of (a) indebtedness for money borrowed, (b) indebtedness evidenced by securities, bonds, debentures, notes or other similar written instruments, (c) any deferred obligation for the payment of the purchase price or conditional sale obligation of property or assets acquired other than in the ordinary course of business, (d) all obligations for the reimbursement of any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction, (e) all obligations under “keep-well” agreements required by insurance regulators or (f) any obligation referred to in any of clauses (a) through (e) above of other persons secured by any lien on any property or asset of the Issuer or any Guarantor (to the extent of the value of the property or asset subject to such lien) and (ii) all indebtedness for obligations to make payment in respect of derivative products such as interest and foreign exchange rate contracts, commodity contracts (including future or options contracts) swap agreements, cap agreements, repurchase and reverse repurchase agreements and similar arrangements, whether outstanding on the first issuance of the Subordinated Notes or thereafter created, assumed or incurred.
“Junior Indebtedness” shall mean any Indebtedness, whether outstanding on the date of the first issuance of the Subordinated Notes or thereafter created, assumed or incurred, which specifically by its terms ranks junior to and not equally with or prior to the Subordinated Notes (and any Parity Indebtedness) in right of payment upon the Issuer’s or any Guarantor’s dissolution, winding-up, liquidation, reorganization or similar events. The securing of any Indebtedness in compliance with the Indenture, otherwise constituting Junior Indebtedness, shall not be deemed to prevent such Indebtedness from constituting Junior Indebtedness.
“Parity Indebtedness” shall mean Indebtedness, whether outstanding on the date of first issuance of the Subordinated Notes or thereafter created, assumed or incurred, which specifically by its terms ranks equally with and not prior to the Subordinated Notes (and any other Parity Indebtedness) in right of payment upon the Issuer’s or any Guarantor’s dissolution, winding-up, liquidation, reorganization or similar events. The securing of any Indebtedness in compliance with the Indenture, otherwise constituting Parity Indebtedness, shall not be deemed to prevent such Indebtedness from constituting Parity Indebtedness.
“Senior Indebtedness” shall mean all Indebtedness, whether outstanding on the date of the first issuance of the Subordinated Notes or thereafter created, assumed or incurred (except Parity Indebtedness and Junior Indebtedness) and any deferrals, renewals or extensions of such Senior Indebtedness. Senior Indebtedness does not include obligations to trade creditors created or assumed by the Credit Parties in the ordinary course of business, which will rank pari passu with the Subordinated Notes and the Note Guarantees in right of payment upon liquidation.
The Subordinated Notes and Note Guarantees are obligations of the Credit Parties and are not obligations of the subsidiaries of the Credit Parties, other than a subsidiary that is itself a Credit Party. The Credit Parties do not conduct material independent operations and substantially all of their operations are conducted through subsidiaries of the Credit Parties. The Issuer’s cash flow and ability to service debt, including the Subordinated Notes, depend upon receiving loans, advances and other payments from its and the Guarantors’ subsidiaries. The Guarantors will depend on the distribution of earnings, loans or other payments by their subsidiaries to make such payments to the Issuer. These subsidiaries are separate and distinct legal entities and the subsidiaries that are not Guarantors have no obligation to pay any amounts due on the Subordinated Notes or to provide the Credit Parties with funds to satisfy any payment obligations with respect to the Subordinated Notes. In addition, any payment of dividends, distributions, loans or advances by subsidiaries of the Credit Parties could be subject to statutory or contractual restrictions. Payments to the Credit Parties by their respective subsidiaries will also be contingent upon the earnings and business considerations of such subsidiaries. Credit Parties’ right to receive any assets of any of their respective subsidiaries, as a common equity holder of such subsidiaries, upon their liquidation or reorganization, and therefore the right of the holders of the Subordinated Notes to participate in those assets, would be structurally subordinated to the claims of those subsidiaries’ creditors, including trade creditors, policyholder liabilities and other payables, and claims of preferred equity-holders, if any.

Certain Covenants
The Issuer and the Guarantors have agreed to certain restrictions on their activities for the benefit of holders of the Subordinated Notes. The restrictive covenants summarized below will apply, unless the covenants are waived or amended, so long as any of the Subordinated Notes are outstanding. The Indenture does not contain any covenants other than those summarized below and will not restrict us or our subsidiaries from paying dividends or incurring additional debt. In addition, the Indenture will not protect holders of Subordinated Notes in the event of certain highly leveraged transactions.
Limitations on Liens
The Indenture provides that the Credit Parties will not, and will not cause or permit any of their respective Covered Subsidiaries to, create, assume, incur or guarantee any Parity Indebtedness or Junior Indebtedness, in each case, that is secured by a pledge, mortgage, lien or other encumbrance (other than Permitted Liens) on any voting stock or profit participating equity interests of their respective Covered Subsidiaries (to the extent of their ownership of such voting stock or profit participating equity interests) or any entity that succeeds (whether by merger, consolidation, sale of assets or otherwise) to all or any substantial part of the business of any of such Covered Subsidiaries, without providing that the Subordinated Notes (together with, if the Credit Parties shall so determine, any other Indebtedness of the Credit Parties ranking equally in right of payment with the Subordinated Notes) will be secured equally and ratably with or prior to all other Indebtedness secured by such pledge, mortgage, lien or other encumbrance on the voting stock or profit participating equity interests of any such entities for so long as such other Indebtedness is so secured. This covenant will not limit the ability of the Credit Parties or their subsidiaries to incur Indebtedness or other obligations secured by liens on assets other than the voting stock or profit participating equity interests of the Credit Parties and their respective Covered Subsidiaries.
“Covered Subsidiaries” means the subsidiaries of the Credit Parties, but excluding the Excluded Subsidiaries, the Fund Entities and the Securitization Entities.
“Excluded Subsidiary” means any (i) limited partnership, limited liability company, corporation or equivalent entity that is organized under the laws of a jurisdiction (other than any state of the United States) that the Issuer reasonably believes, based on the advice of counsel, would prohibit or would otherwise materially adversely affect the validity or enforceability of the guarantee arrangements under the Subordinated Notes and the Indenture contemplated to be entered into by such entity if it were a guarantor or the ability of such entity to perform its obligations under the Subordinated Notes and the Indenture if it were a guarantor and (ii) any subsidiary of an entity described in clause (i).
“Fund Entity” means (i) any private equity fund, real estate investment fund, hedge fund or similar investment fund or vehicle in respect of which any of the Credit Parties or any of their subsidiaries acts as manager or investment advisor or has rights with respect to carried interests or management fees, (ii) any portfolio company of any such fund or vehicle or (iii) any entity in which any entities described in clause (i) or clause (ii) has an investment.
“Securitization Entities” means each of TPG Holdings I FundingCo, L.P., TPG Holdings II FundingCo, L.P., TPG Holdings III FundingCo, L.P., TPG Holdings I FinanceCo, L.P., TPG Holdings II FinanceCo, L.P., TPG Holdings III FinanceCo, L.P., TPG Holdings I FundingCo GP, LLC, TPG Holdings II FundingCo GP, LLC, TPG Holdings III FundingCo GP, LLC, TPG Holdings I FinanceCo GP, LLC, TPG Holdings II FinanceCo GP, LLC and TPG Holdings III FinanceCo GP, LLC and any other entity formed for the purpose of engaging in or facilitating structured or securitization financing and other activities reasonably related thereto (whether now existing or formed after the issue date of the Subordinated Notes).
“Permitted Liens” means (i) liens on voting stock or profit participating equity interests of any subsidiary existing at the time such entity becomes a direct or indirect subsidiary of the Company or is merged into a direct or indirect subsidiary of the Company (provided such liens are not created or incurred in connection with such transaction and do not extend to any other subsidiary), (ii) statutory liens, liens for taxes or assessments or governmental liens not yet due or delinquent or which can be paid without penalty or are being contested in good faith, (iii) other liens of a similar nature as those described in subclause (ii) above, (iv) liens existing on the issue date of the Subordinated Notes offered hereby, (v) liens on voting stock or profit participating equity interests of any subsidiary of a Credit Party that is not itself a Credit Party securing Indebtedness or any other obligations of a subsidiary of a Credit Party that is not itself a Credit Party, (vi) any pledge, lien or other encumbrance (a) that the board of directors of the

Company determines does not materially detract from or interfere with the value or control, as of the date of such determination, of the Credit Parties’ or any of their subsidiaries’ voting or profit participating equity ownership interests in any subsidiary and (b) in respect thereof the Issuer delivers an officer’s certificate to the Trustee certifying that it has received a confirmation from the Rating Agencies that the incurrence of such pledge, lien or other encumbrance would not result in a lowering of the rating on the Subordinated Notes (provided that, to the extent the Rating Agencies are then no longer providing advance confirmation of ratings, such officer’s certificate shall certify that the board of directors of the Company has determined that such pledge, lien or other encumbrance would not materially detract from the creditworthiness of the Credit Parties), and (vii) any lien renewing, extending or refunding any lien permitted by clauses (i) through (vi) above without increase of the principal of the Indebtedness secured thereby (other than by the amount of fees and expenses in connection therewith).
“Fitch” means Fitch Ratings, Ltd., a division of Fitch, Inc., or any successor thereto.
“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.
“S&P” means S&P Global Ratings, a division of S&P Global, Inc., or any successor thereto.
“Rating Agency” means:
•each of Fitch, Moody’s and S&P; and
•if any of Fitch, Moody’s or S&P ceases to rate the Subordinated Notes or fails to make a rating of the Subordinated Notes publicly available for reasons outside of the Issuer’s control, another “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Securities Exchange Act, selected by the Issuer as a replacement agency for Fitch, Moody’s or S&P, or any of them, as the case may be.
As of February 14, 2025, there are no material liens on voting stock or profit participating equity interests of any subsidiary of the Credit Parties.
Consolidation, Merger, Sale of Assets and Other Transactions
None of the Credit Parties shall be party to a Substantially All Merger or participate in a Substantially All Sale, unless:
•the Credit Party is the surviving Person, or the Person formed by or surviving such Substantially All Merger or to which such Substantially All Sale (each as defined below) has been made (the “Successor Party”) is organized under the laws of the United States or any state thereof, other than with respect to the Issuer, or Belgium, Bermuda, Canada, Cayman Islands, France, Germany, Gibraltar, Ireland, Italy, Luxembourg, the Netherlands, Switzerland, the United Kingdom or British Crown Dependencies, a member country of the Organisation for Economic Co-operation and Development, or any political subdivision of any of the foregoing (collectively, the “Permitted Jurisdictions”), and has expressly assumed by supplemental indenture all of the obligations of such Credit Party under the Indenture;
•immediately after giving effect to such transaction, no default or Event of Default (as defined below) has occurred and is continuing; and
•the Issuer delivers to the Trustee an officer’s certificate and an opinion of counsel, each stating that such transaction and any supplemental indenture comply with the Indenture and that all conditions precedent provided for in the Indenture relating to such transaction have been complied with.
For as long as any Subordinated Notes remain outstanding, each of the Credit Parties must be organized under the laws of a Permitted Jurisdiction.

“Credit Group” means the Credit Parties and the Credit Parties’ direct and indirect subsidiaries (to the extent of their economic ownership interest in such subsidiaries) taken as a whole.
“Substantially All Merger” means a merger or consolidation of one or more Credit Parties with or into another Person that would, in one or a series of related transactions, result in the transfer or other disposition, directly or indirectly, of all or substantially all of the combined assets of the Credit Group, taken as a whole, to a Person that is not within the Credit Group immediately prior to such transaction.
“Substantially All Sale” means a sale, assignment, transfer, lease or conveyance to any other Person in one or a series of related transactions, directly or indirectly, of all or substantially all of the combined assets of the Credit Group, taken as a whole, to a Person that is not within the Credit Group immediately prior to such transaction.
Any Person that becomes a Successor Party pursuant to this covenant will be substituted for the applicable Credit Party in the Indenture, with the same effect as if it had been an original party to the Indenture. As a result, the Successor Party may exercise the rights and powers of the applicable Credit Party under the Indenture, and, except in the case of a lease, the prior Credit Party will be released from all of its liabilities and obligations under the Indenture and under the Subordinated Notes and Note Guarantees.
Any substitution of a Successor Party for the applicable Credit Party might be deemed for U.S. federal income tax purposes to be an exchange of the debt securities for “new” debt securities, resulting in recognition of gain or loss for such purposes and possibly certain other adverse tax consequences to beneficial owners of the debt securities. Holders should consult their own tax advisors regarding the tax consequences of any such substitution.
Optional Redemption of the Subordinated Notes
We may redeem the Subordinated Notes in increments of $25 principal amount:
•in whole at any time or in part from time to time on or after March 15, 2029, at a redemption price equal to their principal amount plus accrued and unpaid interest (including compounded interest, if any) to, but excluding, the date of redemption (provided that if the Subordinated Notes are not redeemed in whole, at least $25 million aggregate principal amount of the Subordinated Notes must remain outstanding after giving effect to such redemption);
•as provided below under “—Tax Redemption;” or
•in whole, but not in p, at any time prior to March 15, 2029 within 90 days of the occurrence of a Rating Agency Event at a redemption price equal to 102% of their principal amount plus any accrued and unpaid interest (including compounded interest, if any) to, but excluding, the date of redemption.
A “Rating Agency Event” means that any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) under the Exchange Act, that then publishes a rating for us (a “Rating Agency”) amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the Subordinated Notes, which amendment, clarification or change results in (i) the shortening of the length of time the Subordinated Notes are assigned a particular level of equity credit by that Rating Agency as compared to the length of time that the Subordinated Notes would have been assigned that level of equity credit by that Rating Agency or its predecessor on the initial issuance of the Subordinated Notes; or (b) the lowering of the equity credit (including up to a lesser amount) assigned to the Subordinated Notes by that Rating Agency compared to the equity credit assigned by that Rating Agency or its predecessor on the initial issuance of the Subordinated Notes.
In the case of any partial redemption, selection of the Subordinated Notes for redemption will be made by the Trustee by such method as the Trustee deems fair and appropriate, including by lot (if such Subordinated Notes are not in the form of one or more global securities) or pro rata in accordance with the procedures of DTC (or another depositary). A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. Notice of any redemption will be delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of Subordinated Notes to be redeemed. This notice will include the following information: the redemption date; the redemption price (or the method of calculating such price); if less than all of the outstanding Subordinated Notes are to be redeemed, the identification (and, in the case of partial redemption, the respective principal amounts) of the Subordinated Notes to be redeemed; that on the redemption date the redemption price will become due and payable and that interest will cease to accrue; the place or places where such Subordinated Notes are to be surrendered for payment of the redemption price; and the CUSIP or ISIN number of the Subordinated Notes to be redeemed. If less than all of the Subordinated Notes are to be redeemed, the principal amount of such Subordinated Notes held by each beneficial owner of such Subordinated Notes to be redeemed will be selected in accordance with the procedures of the depositary. The Subordinated Notes and portions of Subordinated Notes will be selected in amounts of $25 and multiples of $25 in excess of $25. For so long as the Subordinated Notes are registered in the name of DTC (or another depositary) or such depositary’s nominee, the redemption of the Subordinated Notes shall be done in accordance with the policies and procedures of the depositary.
Notice of any redemption upon completion of any transaction or other event may be given prior to the completion thereof. In addition, any redemption described above or notice thereof may, at our discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a transaction or other event. If any redemption is so subject to the satisfaction of one or more conditions precedent, the notice thereof shall describe each such condition precedent and, if applicable, shall state that, at our discretion, the redemption date may be delayed until such time as any or all such conditions precedent shall be satisfied (or waived by us in our sole discretion), and/or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions precedent shall not have been satisfied (or waived by us in our sole discretion) by the redemption date, or by the redemption date as so delayed, and/or that such notice may be rescinded at any time by us if we determine in our sole discretion that any or all of such conditions precedent will not be satisfied (or waived). For the avoidance of doubt, if any redemption date shall be delayed as contemplated by this paragraph and the terms of the applicable notice of redemption, such redemption date as so delayed may occur, subject to the applicable procedures of DTC, at any time after the original redemption date set forth in the applicable notice of redemption and after the satisfaction (or waiver) of any applicable conditions precedent, including, without limitation, on a date that is less than 10 days after the original redemption date or more than 60 days after the applicable notice of redemption. In addition, we may provide in such notice that payment of the redemption price and performance of our obligations with respect to such redemption may be performed by another Person.
By no later than 11:00 a.m. (New York City time) on the redemption date, we will deposit or cause to be deposited with the Trustee or with another paying agent (or, if any of the Credit Parties is acting as our paying agent with respect to the Subordinated Notes, such Credit Party will segregate and hold in trust as provided in the Indenture) an amount of money sufficient to pay the aggregate redemption price of, and (except if the redemption date shall be an interest payment date) accrued and unpaid interest on, all of the Subordinated Notes or the part thereof to be redeemed on that date. On the redemption date, the redemption price will become due and payable upon all of the Subordinated Notes to be redeemed, and interest, if any, on the Subordinated Notes to be redeemed. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Subordinated Notes or portions thereof called for redemption. Upon surrender of any such Subordinated Notes for redemption, we will pay those Subordinated Notes surrendered at the redemption price together, if applicable, with accrued interest to the redemption date.
Any Subordinated Notes to be redeemed only in part must be surrendered at the office or agency established by us for such purpose, and we will execute, and the Trustee will authenticate and deliver to a holder without service charge, new Subordinated Notes of the same series and of like tenor, of any authorized denomination as requested by that holder, in a principal amount equal to and in exchange for the unredeemed portion of the principal of the Subordinated Notes that holder surrenders.
Tax Redemption
If a Tax Redemption Event occurs prior to the maturity date of the Subordinated Notes, the Issuer may redeem the Subordinated Notes, in whole but not in part, within 120 days of the occurrence of the Tax Redemption Event, on notice given not more than 60 days nor less than 10 days prior to such date of redemption, at a redemption price equal to 100% of the principal amount of the Subordinated Notes to be redeemed plus accrued and unpaid interest to, but excluding, the redemption date.
“Tax Redemption Event” means that the Issuer will have received an opinion of counsel of recognized standing with respect to U.S. federal income tax matters or an opinion of a “Big Four” accounting firm (or successor thereto) that, in each case, is experienced in such matters, to the effect that, as a result of any:

•amendment to, clarification of, or change in (including any promulgation, enactment, execution or modification of) the laws or regulations of the United States or any political subdivision or taxing authority of or in the United States that is enacted or becomes effective after the initial issuance of the Subordinated Notes;
•(i) proposed amendment to, clarification of, or change in those laws or regulations that is announced after the initial issuance of the Subordinated Notes or (ii) material development occurring after the initial issuance of the Subordinated Notes with respect to any proposed amendment to, clarification of, or change in those laws or regulations (whether or not such proposed amendment, clarification or change was announced before the initial issuance of the Subordinated Notes);
•official administrative pronouncement (including a private letter ruling, notice, technical advice memorandum or similar pronouncement) or judicial decision or administrative action or other official pronouncement, ruling, regulatory procedure, notice or announcement (including any notice or announcement of intent to issue or adopt any pronouncement, ruling, regulatory procedure or regulation) interpreting, clarifying or applying those laws or regulations enumerated in the preceding bullet points, by any court, governmental agency or regulatory authority that is announced after the initial issuance of the Subordinated Notes; or
•threatened challenge asserted in connection with an audit of the Credit Parties, or a threatened challenge asserted in writing against any taxpayer that has raised capital through the issuance of securities that are substantially similar to the Subordinated Notes, which challenge is asserted against the Credit Parties or becomes publicly known on or after the initial issuance of the Subordinated Notes;
there is more than an insubstantial increase in the risk that interest accruable or payable by the Issuer on the Subordinated Notes is not, or within 365 days of the date of the opinion will not be, deductible by the Issuer in whole or in part, for U.S. federal income tax purposes.
Events of Default, Notice and Waiver
The following shall constitute “Events of Default” under the Indenture with respect to the Subordinated Notes:
•the Issuer’s failure to pay any interest, including compounded interest, on the Subordinated Notes when due and payable after taking into account any optional deferral period as set forth in the Indenture, continued for 30 days;
•the Issuer’s failure to pay principal (or premium, if any) on any Subordinated Notes when due, regardless of whether such payment became due because of maturity, redemption, acceleration or otherwise;
•any Credit Party’s failure to observe or perform any other covenants or agreements with respect to the Subordinated Notes for 90 days after the Issuer receives written notice of such failure from the Trustee or 90 days after the Issuer and the Trustee receive written notice of such failure from the holders of at least 25% in aggregate principal amount of the outstanding Subordinated Notes;
•certain events of bankruptcy, insolvency or reorganization of the Issuer or of any Guarantor (other than an Insignificant Guarantor); and
•a Note Guarantee of any Guarantor (other than an Insignificant Guarantor) ceases to be in full force and effect or is declared to be null and void and unenforceable or such Note Guarantee is found to be invalid and such default continues for 10 days or a Guarantor (other than an Insignificant Guarantor) denies its liability under its Note Guarantee (other than by reason of release of such Guarantor in accordance with the terms of the Indenture).

If an Event of Default shall occur under the first bullet point above, the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Subordinated Notes may pursue all legal remedies available to it, including the commencement of a judicial proceeding for the collection of the sums due and unpaid or the Issuer’s winding up, subject to the limitations that may exist under applicable law in bankruptcy or insolvency proceedings.
A default includes a failure to pay interest when due if the Issuer does not give a timely written notice of its election to commence or continue a deferral period. If the Issuer does not give a timely written notice of its election to commence or continue a deferral period and fails to pay interest when due, any holder of Subordinated Notes may seek to enforce the Issuer’s obligation to make the missed interest payment, including through legal process.
If the Issuer gives a timely written notice of its election to commence or continue a deferral period on any interest payment date (and, if such notice continues a deferral period, the deferral period has not continued for five consecutive years), then no default arises from the Issuer’s non-payment of interest on such interest payment date.
The Trustee is not to be charged with knowledge of any default or Event of Default or knowledge of any cure of any default or Event of Default unless either (i) an authorized officer of the Trustee with direct responsibility for the Indenture has actual knowledge of such default or Event of Default or (ii) written notice of such default or Event of Default has been given to the Trustee by the Issuer or any holder.
“Insignificant Guarantor” means a Guarantor (or a group of Guarantors taken together) that would not, on a combined and consolidated basis and taken as a whole together with all then-existing Non-Guarantor Entities designated pursuant to clause (ii) of the definition of Non-Guarantor Entity, as set forth above under the caption “—Note Guarantees,” constitute a “significant subsidiary” (as such term is defined in Rule 1-02(w) of Regulation S-X under the Securities Act or any successor provision) of the Company.
If an Event of Default with respect to the Subordinated Notes shall occur and be continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Subordinated Notes may declare, by notice as provided in the Indenture, the principal amount of all outstanding Subordinated Notes to be due and payable immediately; provided that, in the case of an Event of Default involving certain events of bankruptcy, insolvency or reorganization, acceleration is automatic; and, provided further, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding Subordinated Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, have been cured or waived.
Any past default under the Indenture with respect to the Subordinated Notes, and any Event of Default arising therefrom, may be waived by the holders of a majority in principal amount of all outstanding Subordinated Notes, except in the case of (i) a default in the payment of the principal of (or premium, if any) or interest on any Subordinated Note, or the redemption price in connection with any redemption of Subordinated Notes, or (ii) default in respect of a covenant or provision which may not be amended or modified without the consent of the holder of each Subordinated Note affected, provided that there had been paid or deposited with the Trustee a sum sufficient to pay all amounts due to the Trustee and to reimburse the Trustee for any and all fees, expenses and disbursements advanced by the Trustee, its agents and its counsel incurred in connection with such default or Event of Default.
The Trustee is required within 90 days after the occurrence of a default (of which a responsible trust officer of the Trustee has received written notice and is continuing), with respect to the Subordinated Notes (without regard to any grace period or notice requirements), to give to the holders notice of such default; provided that except in the case of a default in the payment of principal of (or premium, if any) or interest on any Subordinated Note or the redemption price in connection with any redemption of Subordinated Notes, the Trustee may withhold notice if and so long as a committee of responsible trust officers of the Trustee in good faith determines that withholding notice is in the interests of the holders.
The Trustee, subject to its duties during a default to act with the required standard of care, may require indemnification by the holders of the Subordinated Notes, reasonably satisfactory to the Trustee, with respect to which a default has occurred before proceeding to exercise any right or power under the Indenture at the request of such holders. Subject to such right of indemnification and to certain other limitations, the holders of a majority in aggregate principal amount of the outstanding Subordinated Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee with respect to the Subordinated Notes; provided that such direction shall not be in conflict with any rule of law or with the Indenture and the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.
No holder of Subordinated Notes may institute any action against the Credit Parties under the Indenture or the Subordinated Notes (except actions for payment of overdue principal of (and premium, if any) or interest on such Subordinated Notes in accordance with its terms) unless (i) the holder has given to the Trustee written notice of an Event of Default and of the continuance thereof with respect to the Subordinated Notes specifying an Event of Default, as required under the Indenture, (ii) the holders of at least 25% in aggregate principal amount of outstanding Subordinated Notes under the Indenture shall have requested the Trustee to institute such action and offered to the Trustee indemnity reasonably satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request; (iii) the Trustee shall not have instituted such action within 60 days of such request; and (iv) no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the holders of a majority in principal amount of the Subordinated Notes.
The Issuer is required to furnish the Trustee annually a statement by certain of its officers to the effect that, to the best of their knowledge, the Issuer is not in default in the fulfillment of any of its obligations under the Indenture or, if there has been a default in the fulfillment of any such obligation, specifying each such default.
Agreement by Holders to Treat Subordinated Notes as Indebtedness for Tax Purposes
Each holder and beneficial owner of the Subordinated Notes will, by accepting the Subordinated Notes or a beneficial interest therein, agree and shall be deemed to have agreed that the holder or beneficial owner intends that the Subordinated Notes constitute indebtedness, and will treat the Subordinated Notes as indebtedness, for all U.S. federal, state and local tax purposes.
Defeasance and Discharge
Except as prohibited by the Indenture, if the Issuer deposits with the Trustee sufficient money or United States government obligations (in the case of United States government obligations or a combination of money and United States government obligations), or both, to pay the principal of, premium, if any, and interest on, the Subordinated Notes on the scheduled due dates therefor, then at the Issuer’s option the Issuer may be discharged from certain of its obligations to holders of the Subordinated Notes; provided, that with respect to any discharge in connection with any redemption that requires the payment of a “make-whole” amount, the amount deposited shall be sufficient for purposes of the Indenture to the extent that an amount is deposited with the Trustee equal to such “make-whole” amount calculated as of the date of the discharge, with any deficit as of the date of redemption (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the Trustee on or prior to the date of redemption. The Issuer also may, at its option, be released from the obligations imposed by provisions of the Indenture and any restrictive covenants of the Subordinated Notes, including those described in “—Consolidation, Merger, Sale of Assets and Other Transactions,” “—Limitations on Liens” and the requirement to add Additional Guarantors as described in “—Note Guarantees,” and it may elect not to comply with those covenants without creating an Event of Default under the Subordinated Notes.
Modification and Waiver
The Issuer, the Guarantors and the Trustee may modify the Indenture and the Subordinated Notes in a manner that affects the interests or rights of the holders of Subordinated Notes with the consent of the holders of at least a majority in aggregate principal amount of the Subordinated Notes at the time outstanding. However, the Indenture will require the consent of each holder of Subordinated Notes affected by any modification that would:
•change the fixed maturity of, or any installment of principal or interest on, the Subordinated Notes;
•reduce the principal amount of the Subordinated Notes payable at or upon acceleration of the maturity thereof, or reduce the rate or extend the time of payment of interest thereon;
•reduce any premium payable upon the redemption or change the date on which the Subordinated Notes must be redeemed;

•change the currency in which the Subordinated Notes or any premium or interest is payable;
•impair the contractual right of any holder to bring suit for the payment of principal, premium, if any, and interest on its Subordinated Notes, on or after the respective due dates expressed or provided for in such Subordinated Notes;
•reduce the percentage in principal amount of outstanding Subordinated Notes the consent of whose holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults;
•modify the subordination provisions of the Subordinated Notes in any manner adverse to the holders of the Subordinated Notes;
•modify the Note Guarantees in any manner adverse to the holders in any material respect; or
•modify any of the above provisions described in the foregoing bullet points.
The Issuer, the Guarantors and the Trustee may also modify and amend the Indenture and the Subordinated Notes without the consent of any holders of Subordinated Notes to:
•add covenants that would benefit the holders of the Subordinated Notes or surrender any right or power conferred upon the Issuer or any Guarantor under the Indenture, under any supplemental indenture or under the Subordinated Notes;
•evidence the succession of another Person to the Issuer or any Guarantor, or successive successions, and the assumption by the successor Person of the covenants, agreements and obligations of the Issuer or such Guarantor, pursuant to the Indenture;
•add any additional Events of Default for the benefit of the holders of the Subordinated Notes;
•add new Guarantors or co-issuers;
•provide for the release of any Guarantor in accordance with the Indenture;
•secure the Subordinated Notes;
•evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee with respect to the Subordinated Notes and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts under the Indenture by more than one Trustee, pursuant to the Indenture;
•provide for the issuance of additional Subordinated Notes;
•establish the form or terms of Subordinated Notes of any series as permitted under the Indenture;
•comply with the rules of any applicable depositary;
•add or change any provisions of the Indenture to permit or facilitate the issuance of Subordinated Notes in uncertificated form in addition to or in place of certificated Subordinated Notes (provided that the uncertificated Subordinated Notes are issued in registered form for purposes of section 163(f) of the Code);

•add, change or eliminate any of the provisions of the Indenture so long as such addition, change or elimination (i) does not apply to or modify the rights of the holders of Subordinated Notes of any series created prior to such addition, change or elimination and (ii) becomes effective only when there are no Subordinated Notes created prior to the execution of the supplemental indenture then outstanding which are entitled to the benefit of such provision;
•cure any ambiguity or omission, correct or supplement any provision of the Indenture which may be defective or inconsistent with any other provision therein;
•comply with requirements of the Trust Indenture Act of 1939, as amended (the “TIA”) and any rules promulgated under the TIA;
•change any other provision contained in the Subordinated Notes or under the Indenture that does not adversely affect the rights of any holder of Subordinated Notes in any material respect; and
•conform the text of the Indenture or the Subordinated Notes to any provision of the “Description of the Notes” in the applicable prospectus as stated in an officer’s certificate.
The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.
The Indenture will permit the holders of at least a majority in aggregate principal amount of the outstanding Subordinated Notes or of any other series of debt securities issued under the Indenture which is affected by the modification or amendment to waive compliance with certain covenants contained in the Indenture. Such modification might be deemed for U.S. federal income tax purposes to be an exchange of the Subordinated Notes for “new” Subordinated Notes with the modified terms, resulting in recognition of gain or loss for such purposes and possibly certain other tax consequences to the beneficial owners of the Subordinated Notes. Holders should consult their tax advisors regarding the U.S. federal income tax consequences of any such modification.
Sinking Fund
The Subordinated Notes do not provide for any sinking fund.
Listing
The Subordinated Notes are listed on the NASDAQ Stock Market (NASDAQ Global Market) under the symbol “TPGXL.”
Governing Law
The Indenture, Subordinated Notes and Note Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.
Trustee
The Trustee under the Indenture is U.S. Bank Trust Company, National Association.
The Indenture provides that there may be more than one trustee under the Indenture, each with respect to one or more series of debt securities. If there are different trustees for different series of debt securities, each trustee will be a trustee of a trust under the Indenture separate and apart from the trust administered by any other trustee under the Indenture. Except as otherwise indicated, any action permitted to be taken by a trustee may be taken by such trustee only with respect to the one or more series of debt securities for which it is the trustee under the Indenture. Any trustee under the Indenture may resign or be removed with respect to one or more series of debt securities. All payments of principal of, premium, if any, and interest on, and all registration, transfer, exchange, authentication and delivery (including authentication and delivery on original issuance of the debt securities) of, the debt securities of a series will be effected by the trustee with respect to that series at an office designated by the trustee in the United States.
The Indenture contains limitations on the right of the trustee, should it become a creditor of the Company, to obtain payment of claims in some cases or to realize on certain property received in respect of any such claim as security or otherwise. The trustee may engage in other transactions. If it acquires any conflicting interest relating to any duties with respect to the debt securities, however, it must eliminate the conflict or resign as trustee.
The holders of a majority in aggregate principal amount of the outstanding debt securities of a series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee with respect to such series of debt securities, provided that, the direction would not conflict with any rule of law or with the Indenture, and would not involve any trustee in personal liability. The Indenture provides that in case an Event of Default shall occur and be known to any trustee and not be cured, the trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs in the exercise of the trustee’s power. Subject to these provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of the debt securities, unless they shall have offered to the trustee security and indemnity satisfactory to the trustee.